Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 18, 2024, to be effective as of March 26, 2024 (the “Effective Date”) by and between Bakkt Holdings, Inc. (the “Company”) and Andrew A. Main (“Executive”) (jointly referred to as the “Parties” or individually referred to as a “Party”).

R E C I T A L S

WHEREAS, the Company desires to engage Executive as its Chief Executive Officer, and to enter into an agreement embodying the terms of such employment;

WHEREAS, the Company desires for Executive to continue serve as a member of its Board of Directors (the “Board”) during the Employment Term (as defined below), subject to applicable re-approval of the Company’s stockholders from time to time; and

WHEREAS, Executive desires to accept such employment and enter into this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Effective as of the Effective Date, Executive will serve as Chief Executive Officer and President of the Company, rendering such business and professional services in the performance of Executive’s duties consistent with Executive’s positions with the Company as shall reasonably and lawfully be assigned by the Board. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.” Executive will be permitted to work remotely in Colorado, but he will be expected to travel to the Company’s offices as needed or appropriate to perform his duties adequately and as otherwise requested by the Board. During the Employment Term, the Company shall nominate Executive for election to the Company’s Board of Directors by its stockholders.

(b) Obligations. Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. Subject to Sections 7, 8, and 9 below, the Parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3. Compensation.

(a) Base Salary. Executive will continue to receive, as compensation for Executive’s services, a base salary at a rate of $500,000.00 per annum, as modified from time to time at the discretion of the Board or the Compensation Committee (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The Base Salary may be increased from time to time during the Employment Term and shall not be decreased without consent of Executive. The last payment will be adjusted, if necessary, to reflect a termination date other than the last working day of a pay period.

(b) Annual Bonus. During the Employment Term, Executive shall be eligible to receive an annual bonus. Executive’s target annual bonus during the Term shall be 100% of Executive’s Base Salary (the “Target Bonus”). The actual amount of such bonus, if any, may be higher or lower than the Target Bonus and shall be determined in accordance with a plan adopted and approved by the Board, and shall be paid no later than two and one half (2 1⁄2) months after the end of the taxable year to which the bonus relates; provided, however, that the initial Target Bonus paid to Executive shall not be subject to pro-ration in the event that Executive is employed for less than the full performance year to which such initial Target Bonus relates. For the 2024 calendar year only, Executive shall receive 50% of the amount of the Target Bonus on October 1, 2024 (the “2024 Minimum Payment”). To the extent the Board determines that Executive is entitled to more than 50% of the Annual Bonus for the 2024 calendar year, the difference between such amount and the 2024 Minimum Payment shall be paid to Executive no later than two and one half (2 1⁄2) months after the end of the 2024 taxable year.

(c) Equity Awards.

(i) Restricted Stock Units. Subject to the approval by the Board or its Compensation Committee, which will be sought within five (5) days of the Effective Date of this Agreement, the Company shall grant Executive an initial grant of restricted stock units (“RSUs”) with a total value of approximately $7,500,000. The number of RSUs subject to the grant will be determined by dividing $7,500,000 by the volume-weighted average price on the New York Stock Exchange of one share of the Company’s common stock over a thirty (30) day period ending March 19, 2024. The RSUs shall vest, subject to Executive’s continued employment with the Company, in three installments: as to 40% on the first anniversary of the date of grant and as to 30% as to each of the second and third anniversaries of the date of grant. The RSUs shall be subject to the terms and conditions of the Company’s 2021 Omnibus Equity Incentive Plan (the “2021 Plan”) and form of RSU Award Agreement entered into by and between the Executive and the Company, consistent with the substantive terms of this Agreement.

(ii) Performance Stock Units. Subject to the approval by the Board or its Compensation Committee which will be sought within five (5) days of the Effective Date of this Agreement, the Company shall grant Executive an initial grant of performance stock units (“PSUs”) with a total value of approximately $2,500,000. The number of PSUs subject to the grant will be determined by dividing $2,500,000 by volume-weighted average price on the New York Stock Exchange of one share of the Company’s common stock over a thirty (30) day period ending March 19, 2024. The PSUs shall vest over a three year performance period based on attainment of relative total shareholder return metrics to be determined by the Board or its Compensation Committee. The PSUs shall be subject to the terms and conditions of the 2021 Plan and form of PSU Award Agreement entered into by and between the Executive and the Company, consistent with the substantive terms of this Agreement.

(iii) Additional Annual Grants. During the Employment Term (beginning in the 2026 compensation cycle), Executive shall be eligible for additional equity compensation grants annually in the ordinary course of the Company’s executive compensation practices.

4. Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s retirement, group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees generally at any time. In addition, during the Employment Term, the Company shall pay or reimburse Executive for an annual executive physical provided by Executive Health Exams.

5. Vacation. Executive will be eligible to accrue a maximum of four (4) weeks paid vacation per year, in accordance with the Company’s vacation policy.

6. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business class travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, the Company shall reimburse Executive for legal fees and costs incurred in the preparation and negotiation of this Agreement within 30 days of presentation of an invoice therefor, in an amount of up to $10,000.00.

7. Termination on Death or Disability.

(a) Effectiveness. Executive’s employment will terminate automatically upon Executive’s death or, upon fourteen (14) days’ prior written notice from the Company in the event of Disability.

(b) Effect of Termination. Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above; and (iv) no other severance or benefits of any kind unless required by law or pursuant to any other written Company plans or policies, as then in effect.

8. Involuntary Termination for Cause; Resignation without Good Reason.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause and Executive may resign from Executive’s employment with the Company at any time for any reason. Termination for Cause, or Executive’s resignation for any reason, shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties. A resignation that is accelerated by the Company shall continue to be construed as a resignation under this Agreement and shall not be considered or treated as a termination by the Company.

(b) Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation for any reason other than Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind unless required by law or pursuant to any other written Company plans or policies, as then in effect.

9. Involuntary Termination Without Cause; Resignation for Good Reason.

(a) If Executive is terminated by the Company without Cause (which does not include any termination due to death or Disability), or if Executive resigns for Good Reason, then subject to the limitations of Sections 9(b) and 25 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the date of termination; (B) a lump sum cash payment equal to two (2) times Executive’s Base Salary, as in effect on the date Executive’s employment terminates; (B) a lump sum cash payment equal to one (1) times the Executive’s Target Bonus; (C) with respect to equity based compensation grants made to Executive under the 2021 Plan (i) for time-vested options or equity based grants (including the RSUs and the PSUs and other performance based grants for which actual performance achievement has already been certified as of the date of employment termination), accelerate Executive’s right to exercise all such options and fully vest all such equity grants, (ii) for performance based grants, including the PSUs, for which performance has not been certified as of the date of employment termination, determine and certify performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants, and vest the all tranches of such performance grants on the date of such performance certification, and (iii) treat Executive as if Executive had remained employed by the Company for one (1) year following the date of termination so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of such one year period; (D) a lump sum cash payment in respect of Executive’s cost of one (1) year’s group health coverage under COBRA; (E) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above; and (F) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(b) Conditions Precedent. Any severance payments contemplated by Section 9(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement (as defined below); and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (the “Release”) which becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Section 9 and elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 25) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 25(b). Except as required by Section 25(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs on or after the date the Release becomes effective. Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s failure to substantially perform his material duties and obligations consistent with this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s material failure or refusal to comply with the material written policies, standards or regulations established by the Company from time to time, which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company; (iv) Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) Executive’s conviction of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; or (vi) Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below).

(b) Change in Control. means the occurrence of any of the following events:

(i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding securities of the Company eligible to vote for the election of the members of the Board unless (1) such person is the Company or any subsidiary of the Company, (2) such person is ICE or a subsidiary of ICE, (3) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of, employees or former employees of the Company or a subsidiary of the Company, (4) such person is Executive, an entity controlled by Executive or a group which includes Executive or (5) such person acquired such securities in a Non-Qualifying Transaction (as defined in Section 10(b)(iii));

(ii) any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or

(iii) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving the Company unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of the Board immediately before the consummation of such transaction hold more than 60% of the voting power of the securities eligible to vote for the members of the board of directors of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (2) the number of the securities of such successor or survivor corporation representing the voting power described in Section 10(b)(iii)(1) held by the persons described in Section 10(b)(iii)(1) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned the outstanding securities eligible to vote for the election of the members of the Board immediately before the consummation of such transaction, provided (3) the percentage described in Section 10(b)(iii)(1) of the voting power of the successor or survivor corporation and the number described in Section 10(b)(iii)(2) of the securities of the successor or survivor corporation will be determined exclusively by reference to the securities of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in Section 10(b)(iii)(1) immediately before the consummation of such transaction. Any transaction which satisfies all of the criteria specified in (1), (2) and (3) above will be deemed to be a “Non-Qualifying Transaction”.

(c) Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, is unable to perform the essential functions of Executive’s position with or without a reasonable accommodation as a result of Executive’s physical or mental impairment that significantly limits or restricts a major life activity.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (i) a material reduction in Executive’s compensation (including equity-based compensation) under this Agreement; (ii) if Executive is not afforded a remote-working opportunity, relocation by the Company of Executive’s principal place of employment to a place that is more than fifty (50) miles from his home address; (iii) a material adverse change to Executive’s title, duties or responsibilities, or the assignment to Executive of any duties or responsibilities that result in the material diminution of Executive’s position as set forth in this Agreement; or (iv) the Company’s material breach of the terms of this Agreement. Notwithstanding the foregoing, in order to resign for Good Reason, Executive must (1) provide written notice to the Company within ninety (90) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, Executive’s resignation from all positions Executive then holds with the Company must be effective not later than thirty (30) days after the expiration of the cure period.

11. Company Matters.

(a) Proprietary Information and Inventions. Executive acknowledges and agrees that Executive has signed, is bound by, and will continue to abide by the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, executed concurrently herewith, to be effective as of the Effective Date (the “Confidential Information Agreement”).

(b) Resignation on Termination. On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

(c) Background Check. Employment under this Agreement is conditioned on Executive completing a satisfactory background check.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by email directed to the Party to be notified at the address or email indicated for such Party on the signature page to this Agreement, or at such other address or email as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of email.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Integration. This Agreement, together with the 2021 Plan and Executive’s RSU and PSU award agreements, the Indemnification Agreement dated October 15, 2021 between Executive and the Company and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17. Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

18. Governing Law. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions).

19. Conflict Waiver. Each of the Parties to this Agreement understands that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), is serving as counsel to the Company in connection with the transactions contemplated hereby, and that discussion of such transactions with Executive could be construed to create a conflict of interest. By executing this Agreement, the Parties hereto acknowledge the potential conflict of interest and waive the right to claim any conflict of interest at a later date. Furthermore, by executing this Agreement, the Parties acknowledge that if a conflict of interest exists and any litigation arises between Executive and the Company, WSGR would represent the Company. Executive represents and warrants that Executive has had the opportunity to seek independent counsel in Executive’s review of this and all related agreements and that Executive is not relying on WSGR for any legal, tax or other advice relating to such agreements.

20. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Counterparts. This Agreement may be executed in multiple counterparts, including through electronic signatures, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

22. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

23. Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

24. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

BAKKT HOLDINGS, INC.

By:	/s/ Sean Collins
Name:	Sean Collins
Title:	Chairman of the Board of Directors

Address:

ANDREW A. MAIN

/s/ Andrew A. Main
Andrew A. Main

Address:

Email: